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                       Severance and Consulting Agreement

     This Severance and Consulting Agreement is entered into as of this sixth day of May, 1996 by and between Eli Porat ("Porat") and DSP Group, Inc., a Delaware corporation ("DSPG").

                                 RECITALS

     A. Porat has served as DSPG's Chief Executive Officer and as a Director.

     B. Porat resigned his positions effective April 21, 1996 on the terms set forth below.

                                 AGREEMENT

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     1. Eight (8) days after DSPG receives satisfactory evidence of the fully executed original of this Agreement (assuming that Porat has executed this Agreement and has not revoked acceptance within the seven (7) day period as set forth in Section 2 (below), DSPG will cause to be delivered to Porat $234,850 plus will agree to pay for the next eighteen (18) months the COBRA health insurance monthly premium on Porat's health benefits currently in effect at DSPG (the "Severance Amount") plus the first check called for in the consulting arrangement set forth in Section 2 (below), less applicable deductions required by law, if any.

     2. Provided that Porat does not revoke this Agreement prior to May 13, 1996 (seven days after the date that this letter was executed by Porat), DSPG shall agree (a) to pay to Porat an amount equal to $12,833.33 per month for six (6) months, subject to withholding, etc., in exchange for Porat's agreement to consult with the new Chief Executive Officer of DSPG and with the Chairman of the Board of DSPG and to not compete, in any way directly or indirectly, during the six (6) months period with DSPG, and (b) to accelerate all of Porat's unvested options to purchase shares of DSPG Common Stock and allow Porat to exercise such options up to 90 days after the consulting agreement terminates.

     3. Upon execution of this Agreement, Porat shall submit to DSPG a written report describing in detail all on-going contacts and activities made or performed by Porat on DSPG's behalf in order to provide a smooth transition and Porat shall return to DSPG all DSPG property in Porat's possession and control, including, but not limited to, all keys to DSPG offices and facilities, equipment, all DSPG credit cards, and any cellular telephone owned by DSPG.

     4. Upon execution of this Agreement, Porat shall resign as an employee of DSPG, and confirm that he has resigned as a Director and as Chief Executive Officer of DSPG, notwithstanding any right to revoke other terms of this Agreement concerning the termination of his employment as set forth herein.

     5. Subject to the terms and conditions of this Agreement, Porat hereby agrees that he is entitled to no further severance or bonus from DSPG and agrees that the Severance Amount is greater than the severance, if any, to which Porat was entitled.

     6. Porat represents that Porat has had the opportunity to thoroughly discuss all aspects of this letter, including the general release provisions, with his advisors; has carefully read and understood all of the provisions of this Agreement; and, that Porat has voluntarily entered into this Agreement.

     7. Porat acknowledges that this Agreement was delivered to Porat on April 22, 1996, and DSPG agreed that Porat had until the close of business on May 14, 1996 (21 days later), to consider the Agreement. Porat elected to execute this Agreement on May 6, 1996 as a matter of Porat's choice and acknowledges that he has been afforded sufficient time to consider the Agreement and has obtained legal advice. DSPG acknowledges that Porat may revoke this Agreement for a period of seven (7) days following the date the Agreement is executed by Porat, but such revocation shall not effect the termination of Porat's status as Chief Executive Officer and Director.

     8. As a material inducement to execute this Agreement, DSPG and Porat hereby irrevocably and unconditionally release, acquit, and forever discharge each other (for purposes of this Section and Sections 9 and 10 (below), DSPG shall include DSPG's predecessors, successors, assigns, agents, subsidiaries, former subsidiaries, directors, former directors, officers, former officers, employees, representatives, attorneys, affiliates (and agents, directors, officers, employees, representatives, and attorneys of such affiliates and former officers, directors, and agents thereof)), and all persons acting by, through,

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under, or in concert with any of them (collectively "Releasees"), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of actions, suits, rights, demands, costs, losses, debts, and expenses (including attorneys' fees and costs actually incurred), of any nature whatsoever, known or unknown ("Claim" or "Claims") which each now has, owns, or holds, or claims to have, own, or hold, or which each at any time heretofore had, owned, or held, or claimed to have, own, or hold, against each other or any of each other's Releasees.

     9. DSPG and Porat expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of the State of California and do so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542. Section 1542 of the Civil Code of the State of California states as follows:

          "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

     Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and dis-charge of the Releasees, DSPG and Porat expressly acknowledge that this Agreement is intended to include in its effect, without limitation, all Claims which either DSPG or Porat may have against the other, up to and through the last date of execution of this document, even though one or the other is not currently aware of or suspects such claim to exist in his or its favor at the time of execution hereof, and that this letter contemplates the extinguishment of any such Claim or Claims. Notwithstanding anything in the foregoing to the contrary, this release shall not be effective in the event that there was fraud, material mistake of fact, or any material mutual mistake in the inducement.

     10. Without limiting the generality of the foregoing, DSPG and Porat, each hereby agree that in the event that any party hereto should bring any action, suit, or other proceedings against any other party hereto, concerning the claims released by this Release, or contesting the validity of this Release, or attempting to rescind, negate, modify or reform this Release or any of its terms or provisions, or to remedy, prevent or obtain relief from a breach of this Release, the prevailing party to such an action, suit or proceeding, shall be

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entitled to the attorneys' fees reasonably incurred in each and every such action, suit, or other proceeding, including any and all appeals or petitions therefrom.

     11. DSPG and Porat represent and acknowledge that in executing this letter neither has relied upon any representation or statement made by any of the Releasees or by any of the Releasees' agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this letter, or otherwise.

     12. This Agreement shall be binding upon the parties hereto and their heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of DSPG and Porat, our respective Releasees and each of them, and to our heirs, administrators, representatives, executors, successors, and assigns.

     13. This Agreement is made and entered into in the State of California, and shall in all respects be interpreted, enforced, and governed under the laws of said State.

     14. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matters herein, and supersedes and replaces any prior agreements and understandings, whether oral or written between them with respect to such matters. The provisions of this Agreement may be waived, altered, amended or repealed in whole or in part only upon the written consent of both parties to this Agreement.


DSP GROUP, INC.


By /S/ John P. Goldsberry                      /S/ Eli Porat
  -------------------------             --------------------------
  John P. Goldsberry III, Chief Financial         Eli Porat
  Officer